Exhibit 10.27

EIGHTH AMENDMENT TO

MATADOR RESOURCES COMPANY

2003 STOCK AND INCENTIVE PLAN

The Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), pursuant to resolutions adopted by the Board of Directors of the Company at a meeting held on March 8, 2013, has adopted and approved the following amendments to the Matador Resources Company 2003 Stock Incentive Plan (the “Plan”):

Section 2.6 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof, the following new Section 2.6:

Section 2.6. Exercise of Options. An Option may be exercised in whole or in part to the extent exercisable in accordance with Section 2.4 and the option agreement. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option and (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased may be paid: (a) in cash, (b) by certified or cashier’s check, (c) by money order, (d) by personal check, (e) with Shares owned by the Optionee for at least six months, (f) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the Shares purchased upon exercise of the Option or to pledge such Shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (g) by net share settlement of the Option, whereby a number of Shares that are equal in value to the aggregate exercise price and that would otherwise be issued upon exercise of the Option are withheld by the Company, and/or (h) by a combination of the foregoing or in any other form of valid consideration that is acceptable to the Committee in its sole discretion. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company.

Section 5.8 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof, the following new Section 5.8:

Section 5.8. Withholding. Without limitation, on the date an Award is taken into a Participant’s income, the Company shall have the right to withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy the Company’s resulting federal, state, and local withholding and employment tax requirements with respect to such Award. With the consent of the Committee, or as expressly provided under the terms of the Award, a Participant may make an irrevocable election to (a) have shares of Stock otherwise issuable thereunder withheld, or (b) tender to the Company shares of Stock then held by the Participant having an aggregate Fair Market Value which is not in excess of the Company’s minimum statutory federal, state and local income and employment tax withholding obligations associated with the transaction (as determined by the Company). Such elections by the Participant, if available, must be made by a Participant on or prior to the tax date.

No other approval by the Company or its securityholders is necessary for this amendment and this amendment does not impair any of the rights of any Participant (as defined in the Plan) with respect to any Award (as defined in the Plan) outstanding on the date of the amendment.

The Plan, as amended hereby, shall continue in full force and effect.

ADOPTED BY THE BOARD: March 8, 2013

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